UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2025

LXP INDUSTRIAL TRUST
(Exact name of registrant as specified in its charter)

Maryland		1-12386	13-3717318
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

515 N Flagler Dr, Suite 408,	West Palm Beach	FL	10119-4015
(Address of Principal Executive Offices)			(Zip Code)
(212) 692-7200
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of beneficial interest, par value $0.0001 per share, classified as Common Stock	LXP	New York Stock Exchange
6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share	LXPPRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.    Financial Statements and Exhibits.
On October 15, 2025, LXP Industrial Trust (“LXP”), issued a press release announcing the early tender results for the previously announced cash tender offer (the “Offer”) to purchase for cash an amount of its outstanding $300 million 6.750% Notes due 2028 (the “Notes”), with an aggregate purchase price of up to $150 million (excluding accrued and unpaid interest, which also will be paid to, but excluding, the applicable settlement date and excluding fees and expenses related to the Offer) (the “Tender Cap”). The Offer is being made exclusively pursuant to an offer to purchase, dated October 1, 2025, which sets forth the terms and conditions of the Offer.

As of 5:00 p.m., New York City time, on October 15, 2025 (the “Early Tender Deadline”), $186,042,000 aggregate principal amount of the Notes had been validly tendered and not validly withdrawn in the Offer. Since the Offer was fully subscribed as of the Early Tender Deadline, LXP will not accept for purchase any Notes validly tendered after the Early Tender Deadline. The Offer will expire at 5:00 p.m., New York City time, on October 30, 2025, unless extended or earlier terminated by LXP in its sole discretion.

On October 16, 2025, LXP also issued a press release announcing the pricing of the Offer. Because the aggregate purchase price of all of the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline exceeds the Tender Cap, LXP will not accept for purchase all of the Notes that have been validly tendered and not validly withdrawn and will only accept for purchase the principal amount of the Notes with an aggregate purchase price up to the Tender Cap. Accordingly, the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline will be subject to proration as described in the Offer to Purchase. LXP will use a proration rate of approximately 75.3% for the Notes and will accept $140,000,000 aggregate principal amount of the Notes for purchase as permitted by applicable law. LXP expects the settlement of all Notes accepted for purchase to occur on October 20, 2025, subject to all conditions to the Offer having been satisfied or waived.

Copies of the press releases announcing early tender results and pricing are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated in this Item 8.01 by reference.

The information contained in this Current Report on Form 8-K, and any announcements related to the Offer, shall not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits
99.1	Press Release issued October 15, 2025
99.2	Press Release issued October 16, 2025
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LXP Industrial Trust

Date:	October 16, 2025	By:	/s/ Joseph S. Bonventre
Joseph S. Bonventre
Secretary